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                                                                    EXHIBIT 10.7


                     SYSTEMS ACCESS AND INVESTMENT AGREEMENT

         This Systems Access and Investment Agreement (the "Agreement") is dated and effective as of November 25, 1998 (the "Effective Date"), among:


                  HIGH SPEED ACCESS CORP.
                  1000 West Ormsby Ave., Suite 210
                  Louisville, KY 40210                               ("HSAC")

                  VULCAN VENTURES, INCORPORATED
                  110  110th Avenue NE
                  Bellevue, WA 98004                                 ("Vulcan")

                  CHARTER COMMUNICATIONS, INC.
                  12444 Powerscourt Dr., Suite 400
                  St. Louis, MO 63131                                ("Charter")

                  and

                  MARCUS CABLE, INC.
                  2911 Turtle Creek Blvd., Suite 1300
                  Dallas, TX 75219                                   ("Marcus")


                                    Recitals

         A. Vulcan and/or other entities owned or controlled by Paul G. Allen have agreed to purchase Charter and Marcus and may in the future own or control other MSOs and Cable Systems. Both Charter and Marcus, directly or through their respective affiliates and subsidiaries, own and operate various Cable Systems.

         B. Charter and Marcus wish to offer their Cable Subscribers in Committed Systems (listed on EXHIBIT A of the Network Agreement) the opportunity to utilize the applicable Committed Systems for Internet access and related services.

         C. HSAC provides Internet access and related services through various cable, telephone and wireless systems.

         D. Charter and Marcus wish to retain HSAC to offer and provide Internet access and related services to Cable Subscribers in Committed Systems, and HSAC wishes to access the Cable Subscribers in Committed Systems to provide Internet access and related services to such Cable Subscribers.

         E. Vulcan wishes (i) to have the right to retain HSAC to offer and provide Internet access and related services to certain Cable Subscribers of other MSOs and Cable Systems that Vulcan may own or control in the future, and (ii) to purchase an equity ownership interest in HSAC.


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         NOW, THEREFORE, in consideration of the foregoing, and the exchange of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

         1. DEFINITIONS. Unless otherwise defined herein, where reference is made thereto the following capitalized terms used in this Agreement shall have the following meanings:

            1.1 "Cable Subscriber" means a cable TV subscriber or potential subscriber residing in a Home Passed in a Committed System regardless of whether such cable TV subscriber or potential subscriber subscribes to the HSAC Services.

            1.2 "Cable System(s)" means any radio frequency ("RF") cable television franchise or hybrid fiber-coaxial RF Plant distribution system ("RF Plant") serving a geographically proximal group of residences, businesses, or other locations. Cable Systems include both One-Way Systems and Two-Way Systems.

            1.3 "Certificate of Incorporation" means the Certificate of Amendment to Certificate of Incorporation of HSAC of even date herewith in the form attached hereto as ANNEX G.

            1.4 "Class A Warrants" means warrants in the form attached hereto as ANNEX C granted to Vulcan under Section 5.1 hereof to purchase up to Two Million Five Hundred Thousand (2,500,000) shares of HSAC's common stock (each a "Warrant Share") at a per share exercise price of Five Dollars ($5.00) per share (for an aggregate purchase price of up to Twelve Million Five Hundred Thousand Dollars ($12,500,000)), pursuant to the terms and conditions of the Class A Warrants.

            1.5 "Class B Warrants" means warrants in the form attached hereto as ANNEX D granted to Vulcan under Section 5.2 hereof to purchase up to an additional Two Million Five Hundred Thousand (2,500,000) Warrant Shares at a per share exercise price of Five Dollars ($5.00) per share (for an aggregate additional purchase price of up to Twelve Million Five Hundred Thousand Dollars ($12,500,000)), pursuant to the terms and conditions of the Class B Warrants.

            1.6 "Committed System(s)" means the Cable Systems that an Operator has specifically designated in such Operator's sole and absolute discretion as Committed Systems, that such Operator reasonably believes will conform to
Section 4 hereof and that are either listed in EXHIBIT A of the Network Agreement as of the Effective Date or are designated as Committed Systems and added to the Network Agreement pursuant to Section 2.2 below (and Section 2.2 of the Network Agreement) during the Term. A Cable System shall be deemed to no longer be a Committed System if (i) it has been withdrawn by an Operator pursuant to Section 7 below and/or Section 18 of the Network Agreement, (ii) the Network Agreement has expired or been terminated for any reason pursuant to
Section 18 of the Network Agreement with respect to such Committed System, or
(iii) such Committed System is no longer controlled by the Operator for any reason.


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            1.7 "Confidential Information" means any and all information related to either HSAC's business or Operator's business in any form, including, without limitation, (i) customer information, (ii) the terms and conditions of this Agreement, (iii) all dates, summaries, reports or information of all kinds, whether oral or written, acquired, devised or developed in any manner by or from the disclosing party's files, and (iv) financial, statistical, personnel, or technical information, software or documentation, which the disclosing party deems proprietary or confidential.

            1.8 "Content" means "Content" as defined in the Content Agreement.

            1.9 "Content Agreement" means the Programming Content Agreement of even date herewith between Vulcan and HSAC in the form attached hereto as ANNEX E.

            1.10 "Customer Lists" means the Operator's list of Cable Subscribers in each Committed System and related subscriber information.

            1.11 "Data Subscriber" means a Cable Subscriber residing in a Home Passed in a Committed System who subscribes to the HSAC Services regardless of whether such subscriber subscribes to Operator's cable TV service. Each Multiple Dwelling Unit ("MDU") constitutes not more than a single Data Subscriber for purpose of this Agreement.

            1.12 "Full HSAC Services Roll-Out" means the creation, staffing and operation of every business, technical and service aspect necessary to fully implement the HSAC Services.


            1.13 "Gross Revenues" means all gross revenues collected from Data Subscribers for the HSAC Services, including, without limitation, monthly subscription fees regardless of which party handles the billing and collection, and as used herein, does not include: (i) applicable sales or use taxes, (ii) federal, state or local franchise fees, (iii) Installation Fees as defined in the Network Agreement or any other set-up charges assessed by HSAC, Operators or any authorized third-party reseller or installer (subject to the limitations set forth in Section 6.2 of the Network Agreement), (iv) rentals paid by Data Subscribers on Home Equipment Packages as defined in the Network Agreement (subject to the limitations set forth in Section 6.2 of the Network Agreement),
(v) charges for security encryption software sold or sublicensed to Data Subscribers under Section 9 of the Network Agreement, and (vi) add-on ISP fees charged by HSAC to Data Subscribers for commerical web-hosting activities (i.e., local caching on HSA's servers of Commercial Web Sites, not "complimentary" personal homepage hosting of 5MB or less Web pages).



            1.14 "Home(s) Passed" means residences that are connected (i.e., a residence with an installed cable "drop" from an Operator's Cable System or which is eligible for such cable "drop" by virtue of an Operator's Cable System passing such residence) to Operators' cable RF Plant for such Cable System, regardless of whether the persons residing in such residences subscribe to cable TV services. Each MDU constitutes a single Home Passed for purposes of this Agreement.


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            1.15 "HSAC Network Equipment" means the equipment that HSAC employs for operation of the HSAC Services by connecting such equipment to the head-end of Operators' Cable Systems. HSAC Network Equipment includes, without limitation, all monitoring devices, telecommunications equipment, storage devices, computing and data processing equipment, and software.

            1.16 "HSAC Services" means the design, engineering, construction (excluding the RF Plant portion of the Cable System), installation, activation, beta testing, ISP and data network operation and management, sales and marketing, customer service and "call center" support, billing (as agreed to the parties on a case-by-case basis), pre- and post-Launch Date deployment and operation, and maintenance of Internet access and related services from the Data Subscriber's computer and cable modem through any Committed System to HSAC's Internet Portal including, without limitation, interfacing HSAC Network Equipment with Committed Systems to allow Data Subscribers, for a monthly fee or other charges, to browse the World Wide Web, read news groups, and receive and send electronic mail ("E-mail") and perform related activities.

            1.17 "Internet Portal" means a physical site sometimes referred to as a "point of presence" where there is a collection of equipment including routers, data storage devices, and modems that are used to connect to customers and leased telecommunication lines that connect such site directly to a part of the Internet backbone.

            1.18 "Launch Date" means, with respect to a particular Committed System, the date on which HSAC or Operator, as the case may be, is required to commence revenue billing for Data Subscribers in such Committed System pursuant to the Activation Schedule under the Network Agreement.

            1.19 "MSO" means an entity that owns, controls, or operates multiple Cable Systems that is generally referred to as a Multiple System Operator in the cable television industry.

            1.20 "Network Agreement" means the Network Services Agreement in the form attached hereto as ANNEX F, as same may be amended from time to time to add and/or delete Committed Systems and Potential Operators and as otherwise agreed in writing by the parties thereto.

            1.21 "One-Way" means a Cable System that can only deliver television signals, data, or other digital or analog information downstream from the cable head end to the Cable Subscriber, and must use another means, including without limitation a telephone line and modem, to send any information from the Cable Subscriber to an Internet Portal.

            1.22 "Operators" means Charter, Marcus, Vulcan and any Potential Operator.

            1.23 "Optional Services" means the provisioning by HSAC of data connection/transmission services that are not specifically included in the definition of HSAC Services, including, but not limited to (i) telephony, video on demand, and pay-per-view; and (ii) provisioning of consumer-oriented software or data applications such as on-line banking and electronic utility meter reading.


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            1.24 "Other Agreements" means (i) the Content Agreement, (ii) the
Network Agreement, (iii) the Series B Convertible Stock Purchase Agreement, (iv) the Series C Convertible Stock Purchase Agreement, (v) the Class A Warrants and the Class B Warrants, (vi) the Voting Agreement, (vii) the Registration Rights Agreement, (viii) the Shareholders Agreement, and (ix) the Certificate of Incorporation.

            1.25 "Potential Operators" means, as the case may be or the context requires, any Cable Systems or packet-switched data systems now or hereafter owned or controlled by, directly or indirectly, or affiliated with Paul Allen, any Operator, or any of their respective affiliates or subsidiaries.

            1.26 "Registration Rights Agreement" means the Amended and Restated Registration Rights Agreement of even day herewith among HSAC and the "Investors" parties thereto in the form attached hereto as ANNEX H.

            1.27 "Series B Convertible Stock Purchase Agreement" means the Series B Convertible Preferred Stock Purchase Agreement of even day herewith between HSAC and Vulcan in the form attached hereto as ANNEX A.

            1.28 "Series C Convertible Stock Purchase Agreement" means the Series C Convertible Preferred Stock Purchase Agreement of even day herewith between HSAC and Vulcan in the form attached hereto as ANNEX B.

            1.29 "Shareholders Agreement" means the Amended and Restated Shareholders Agreement of even day herewith among HSAC and the "Common Shareholders" and "Investors" parties thereto in the form attached hereto as ANNEX I.

            1.30 "Startup Page" means the first or default television or computer screen displayed to Data Subscribers every time that they access the HSAC Services as a means to obtain access to the Internet or any other interactive material available via the HSAC Services. A Startup Page may or may not be in the form of a Web Page, and may be different for different Cable Systems.

            1.31 "Termination Event" has the meaning set forth in Section 18.3 of the Network Agreement.

            1.32 "Two-Way" means a Cable System that can both send and deliver television signals, data, or other digital or analog information upstream and downstream to and from the cable head-end to and from the Cable Subscriber, without using another means to send or receive any information from the Cable Subscriber to an Internet Portal. 1.33 "Voting Agreement" means the Voting Agreement of even day herewith among HSAC, Broadband Solutions, LLC, Broadband Solutions II, LLC, and Vulcan in the form attached hereto as ANNEX J.

            1.34 "Web Page" means a document specially formatted in hypertext markup language ("HTML") which supports links to other documents, as well as graphics, audio, video files, and other Content. A group of Web Pages linked together and share the same World Wide Web domain name constitutes a "Web Site."


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            1.35 "World Wide Web" means the system of Internet servers that supports HTML-formatted documents. Not all Internet servers are part of the World Wide Web.

            1.36 Other Definitions. The following additional defined terms shall have the meanings ascribed to them in the Sections indicated below:

            "Class A Warrant Date"                               6.1.1
            "Class B Warrant Date"                               6.1.2
            "Intellectual Property Laws"                         12.1.5
            "MDU"                                                1.11
            "Notices"                                            15.3
            "RF"                                                 1.2
            "RF Plant                                            1.2
            "Series B Convertible Preferred Stock"               5.1
            "Series C Convertible Preferred Stock"               5.2
            "Temporary Startup Page"                             8.2
            "Temporary Web Site"                                 8.2
            "Term"                                               11
            "Warrant Shares"                                     1.5


         2. EXCLUSIVE RIGHT TO PROVIDE HSAC SERVICES. Operators and HSAC agree that:

            2.1 During the Term, HSAC shall have the sole and exclusive right to access the Committed Systems for purposes of performing the HSAC Services, subject to and in accordance with the terms and conditions of this Agreement and the Network Agreement.

            2.2 During the Term, Operators shall have the right, but not the obligation, to designate additional Cable Systems as Committed Systems under
Section 2.2 of the Network Agreement, and such right shall extend to any and all Cable Systems now owned or hereafter acquired by an Operator. An Operator shall exercise its right to designate additional Cable Systems as Committed Systems hereunder by delivering written notice of such designation to HSAC in accordance with the procedures set forth in the Network Agreement. Upon HSAC's receipt of such notice, the additional Cable Systems designated in such notice shall automatically become Committed Systems hereunder, and HSAC and the applicable Operator shall execute an addendum to the Network Agreement reflecting the addition of such additional Cable Systems and/or the inclusion of additional Operators to the Network Agreement, subject to the inspection and commissioning procedures and agreements set forth in Section 2.3 and 2.4 of the Network Agreement.

            3. NETWORK AGREEMENT. Concurrently with the execution and delivery of this Agreement, Charter and Marcus shall enter into the Network Agreement, and HSAC shall thereafter perform a Full HSAC Services Roll-Out for any and all Committed Systems in accordance with such Network Agreement, as amended from time to time.


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         4. HOMES PASSED. The Committed Systems shall (i) include (or "pass") in the aggregate not less than 750,000 Homes Passed, (ii) include (or "pass") at least 4,000 Homes Passed per head-end, and (iii) conform to the System Data Requirements set forth (and as defined) in the Network Agreement. Such System Data Requirements shall include, but are not limited to, the requirement that each Committed System (A) possess at least 400 MHz of bandwidth, (B) reserve at least one (1) 6 MHz channel for the HSAC Services in One-Way Cable Systems and at least two (2) 6 MHz channels for the HSAC Services in Two-Way Cable Systems, and (C) shall be owned, controlled, or operated by an Operator. Operators obligation to replace Committed Systems and Homes Passed upon the withdrawal of Committed Systems from this Agreement and the Network Agreement shall be governed by Section 18.5 of the Network Agreement.

         5. HSAC CONVERTIBLE PREFERRED STOCK. Concurrently with the execution and delivery of this Agreement:

            5.1 Vulcan shall purchase Eight Million (8,000,000) shares of HSAC's Series B Convertible Preferred Stock, $.01 par value (the "Series B Convertible Preferred Stock"), at a purchase price of Two Dollars and Fifty Cents ($2.50) per share (for an aggregate investment of $20,000,000), subject to the terms and conditions set forth in the Series B Convertible Stock Purchase Agreement, and certain other investors shall have purchased Two Million (2,000,000) shares of Series B Convertible Preferred Stock by separate agreement at a purchase price of Two Dollars and Fifty Cents ($2.50) per share (for an aggregate investment of $5,000,000). The purchase of such other shares of Series B Convertible Preferred Stock by such other investors shall be a condition precedent to Vulcan's obligation to purchase shares of Series B Convertible Preferred Stock under this
Section 5.1.

            5.2 HSAC shall authorize the issuance of Five Million (5,000,000) shares of HSAC's Series C Convertible Preferred Stock, $.01 par value (the "Series C Convertible Preferred Stock"), and HSAC and Vulcan shall enter into the Series C Convertible Stock Purchase Agreement pursuant to which Vulcan shall commit to purchase Two Million Five Hundred Thousand (2,500,000) shares of the Series C Convertible Preferred Stock at a purchase price of Five Dollars ($5.00) per share (for an aggregate investment of Twelve Million Five Hundred Thousand Dollars ($12,500,000)), subject to the satisfaction of certain conditions set forth in the Series C Convertible Stock Purchase Agreement, and shall have the right to purchase an additional Two Million Five Hundred Thousand (2,500,000) shares of the Series C Convertible Preferred Stock at the purchase price set forth in the Series C Convertible Stock Purchase Agreement, subject to the satisfaction of certain conditions set forth in the Series C Convertible Preferred Stock Purchase Agreement.

         6. WARRANTS FOR HSAC COMMON SHARES.

            6.1 Concurrently with the execution and delivery of this Agreement, HSAC and Vulcan will enter into:

                6.1.1 The Class A Warrant pursuant to which HSAC will issue to Vulcan one Class A Warrant (up to a maximum of 2,500,000 Class A Warrants in the aggregate) for up to 2,500,000 Homes Passed in excess of 750,000 in Cable Systems that are


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Committed Systems as of the Effective Date or are designated as additional
Committed Systems pursuant to Section 2.2 of the Network Agreement at any time after the Effective Date, exercisable one (1) Warrant Share per each Home Passed that is in any such Committed System or additional Committed Systems on or before July 31, 2001 ("Class A Warrant Date"), which Class A Warrant Date will be subject to adjustment as set forth in Section 6.4 below.

                6.1.2 The Class B Warrant pursuant to which HSAC will issue to Vulcan one Class B Warrant (up to a maximum of 2,500,000 Class B Warrants in the aggregate) for up to 2,500,000 Homes Passed (beyond the Homes Passed counted for purposes of earning Class A Warrants pursuant to Section 6.1.1 above) in Cable Systems that are Committed Systems as of the Effective Date or are designated as additional Committed Systems pursuant to Section 2.2 of the Network Agreement at any time after the Effective Date, exercisable one (1) Warrant Share per each such Home Passed that is in any such Committed System by July 31, 2003 ("Class B Warrant Date"), which Class B Warrant Date will be subject to adjustment as set forth in Section 6.4 below.

                6.1.3 All Class A Warrants and Class B Warrants shall be deemed vested (i.e., eligible for exercise) immediately when the applicable Home Passed is or becomes part of a Committed System or additional Committed System under the Network Agreement, subject to (i) the provisions of Section 6.3 below, and
(ii) the inspection and commissioning procedures set forth in Section 2.3 of the Network Agreement.

            6.2 Class A Warrants shall expire if unexercised on or before December 31, 2011, and Class B Warrants shall expire if unexercised on or before December 31, 2013, in each case subject to acceleration in accordance with the terms of the Class A Warrant and Class B Warrant, as applicable.

            6.3 Class A Warrants and Class B Warrants, to the extent of the number of Homes Passed in additional Committed System designated under Section
2.2 of this Agreement and Section 2.2 of the Network Agreement (on a one (1) Warrant Share per Home Passed basis), will be cancelled and deemed forfeited by Vulcan (or its permitted transferee) in the event Operators withdraw Committed Systems under the Network Agreement for any reason other than pursuant to Sections 18.1, 18.2, 18.3, and/or 18.6 of the Network Agreement, except to the extent Vulcan or Operators replace the Homes Passed in such withdrawn Committed System with Homes Passed in another Committed System(s) or additional Committed Systems. Class A Warrants and Class B Warrants will not be cancelled or deemed forfeited if Operator terminates any of HSAC's exclusive rights as provided for or permitted under this Agreement or the Network Agreement. Effective as of the Class B Warrant Date, the parties shall effect a reconciliation of the total number of Homes Passed in all Committed Systems (in excess of 750,000) under the Network Agreement, the number of outstanding Class A Warrants and Class B Warrants, and the number of Warrant Shares theretofore issued upon exercise of the Class A Warrants and Class B Warrants. If such reconciliation reveals that the total number of Homes Passed in all Committed Systems (in excess of 750,000) under the Network Agreement (after adding back Homes Passed in Committed Systems and additional Committed Systems withdrawn from the Network Agreement pursuant to Sections 18.1, 18.2, 18.3, and 18.6 of the Network Services Agreement) is different than the total number of all outstanding Class A Warrants


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and Class B Warrants and Warrant Shares, then the total number of Class A
Warrants and/or Class B Warrants will be adjusted upward or downward, as the case may be. If the number of unexercised Class A Warrants and/or Class B Warrants then held by Vulcan is insufficient to cover any shortfall, then Vulcan (or its permitted transferee) shall return to HSAC the number of Warrant Shares necessary to meet such shortfall, and HSAC shall refund to Vulcan the exercise price paid by Vulcan for such returned Warrant Shares.

            6.4 In the event that the parties cannot agree on the Launch Date for a Committed System for which Class A Warrants or Class B Warrants are exercisable under Section 6.1.1 or 6.1.2 within the period specified in Section
2.4 of the Network Agreement, then the Class A Warrant Date and or Class B Warrant Date (as applicable) for the Homes Passed in such Committed System shall be extended by the time period beginning on the date on which the Launch Date for such Committed System should have been designated pursuant to Section 2.2 of the Network Agreement and the date on which HSAC actually commences revenue billing for Data Subscribers in such Committed System.

            6.5 HSAC shall have the right to review and audit Operators' books and records relating to the Committed Systems and Homes Passed as of July 31, 2001 and July 31, 2003 for purposes of confirming the number of Homes Passed for which Class A Warrants and Class B Warrants are exercisable (and Warrant Shares that have been issued upon exercise thereof) hereunder.

         7. OPTION TO WITHDRAW CABLE SYSTEMS. Operators shall have the right to terminate the Network Agreement and/or withdraw Committed Systems from this Agreement and the Network Agreement in accordance with the provisions of Sections 18 and 19 of the Network Agreement.

         8. CONTENT PROVISIONING.

            8.1 All of the rights, terms and conditions of this Agreement are expressly conditioned upon the parties entering into the Content Agreement. The obligations of the parties with respect to the Vulcan Content (as defined in the Content Agreement) shall apply to all Data Subscribers in the Committed Systems and to every other HSAC data and/or Internet customer located in any geographic region or market, regardless of whether such customer is a customer of an Operator or of an MSO or Cable System operated by an unrelated party, subject to and in accordance with the terms of the Content Agreement.

            8.2 Until such time as Operators develop Content for a Startup Page and a Web Site, HSAC shall create a temporary Operator-branded Startup Page ("Temporary Startup Page") and Web Site ("Temporary Web Site") for each Committed System and orchestrate local community Content. Such Temporary Startup Page and Temporary Web Site shall comply with the branding and all other requirements set forth in Section 7.6.5 in the Network Agreement). All "net" revenues (i.e., gross advertising and other sales revenues less any ad agency charges, or commissions) resulting from advertising revenues, E-commerce and any other revenues generated by or from such Temporary Startup Page and Temporary Web Site (including any fees for links) shall be divided evenly between HSAC and the applicable Committed System's Operator.


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             8.3 The Content on such Temporary Startup Page and Web Site shall be replaced upon reasonable notice to HSAC from that Committed System's Operator with Content designated by Vulcan and/or the applicable Committed System's Operator for a Startup Page and Web Site. HSAC shall provide every Committed System's Operator with an easy and inexpensive means to constantly update and modify the Content for such Operator's Startup Page and Web Site. All revenues resulting from advertising revenues, E-commerce and any other ancillary revenues generated by or from any Vulcan- or Operator-controlled or designated Content, Startup Page, or Web Site (including any fees for links) shall be paid to or retained by Vulcan or the applicable Committed System's Operator, and no portion of such revenues shall be paid to, retained by or shared with HSAC. Conversely, all revenues generated from HSAC's Web Site (as defined in the Content Agreement) resulting from advertising revenues, E-commerce, other HSAC Content (as defined in the Content Agreement), and any other revenues (including any fees for links) generated from such HSAC's Web Site, shall be paid to or retained by HSAC and no portion of such revenues shall be paid to, retained by or shared with any Vulcan or any Operator.

         9.  [Intentionally Omitted]

         10. COMPETITIVE SERVICES.


            10.1 HSAC shall have the right to market and deploy data connectivity services using analog modems that are commercially available as of the Effective Date and do not operate at speeds greater than 128 KBPS to "dial-up" residential and commercial customers in Committed System market areas that do not qualify as Homes Passed and do not utilize the Operator's RF Plant/head-end equipment and/or the HSAC Network Equipment. HSAC shall pay 15% of the Gross Revenues generated from such "dial-up" services to Operator. Such "dial-up" customers shall be deemed to be "owned" by HSAC for purposes of this Agreement and the Network Agreements. HSAC shall retain such "dial-up" customers in the event of any withdrawal of Committed Systems from the Network Agreement or the termination of the Network Agreement by Operator; provided, that if any Operator expands/upgrades its system such that HSAC's "dial-up" customers eventually qualify as Homes Passed or Cable Subscribers, HSAC shall make commercially reasonable efforts to enroll such Cable Subscribers as Data Subscribers.


            10.2 Unless an Operator gives its prior written approval, HSAC agrees that it shall not compete with Operators, deploy new dial-tone or xDSL services, perform HSAC Services, or perform any Optional Services in any market in which any of Operators or any affiliate owns, controls or operates a Cable System (regardless of whether such Cable System is a Committed System) or competes as CLEC. However, HSAC shall have the right without Operator's prior written approval to develop and offer Internet Access and related services for MSO's not affiliated with any of Operators in those market areas where no Operator or any affiliate owns, controls and/or operates a Cable System or competes as a CLEC. If such area eventually falls within or overlaps a market in which an Operator or any affiliate owns, controls and/or operates a Cable System, HSAC shall not be required to abandon or curtail its efforts with respect to any its then existing deployments of connectivity services.


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
             10.3 Unless an Operator gives its prior written approval in regard to a particular Committed System, HSAC shall not deploy new dial-tone or xDSL services in the market areas of such Committed System; provided, that HSAC shall not be required to abandon or curtail its efforts with respect to any existing deployments of competing connectivity services which pre-date the Effective Date, so long as HSAC has provided Operators with a detailed list of such dial-tone or xDSL services before the Effective Date.

             10.4 HSAC shall not deploy Worldgate(R), WebTV(R), Optional Services, or VBI (video blanking interval), digital TV products in the market areas of any Committed Systems or other areas in which any Operator operates a Cable System.

             10.5 HSAC's deployment of any Optional Service in the Committed Systems or any products or services not specifically contemplated in this Agreement in the Committed Systems is subject to agreement among or between the parties on a case-by-case, system-by-system basis. The parties shall separately negotiate the terms and conditions applicable to any such Optional Services on a case-by-case basis.

             10.6 HSAC acknowledges and agrees that, with respect to any Cable Systems that are not Committed Systems hereunder, there are and shall be no restrictions or limitations on the ability of any Operator to compete with HSAC, to engage any competitor(s) of HSAC to provide the HSAC Services (regardless of the Method of Access) or to enter into any other business arrangements with competitor(s) of HSAC.

         11. TERM. The term ("Term") of this Agreement shall commence effective as of the Effective Date and shall continue until midnight of the day HSAC ceases to provide HSAC Services to Data Subscribers in any geographic area or region.

         12. REPRESENTATIONS AND WARRANTIES.

             12.1 HSAC hereby represents and warrants to Operators as follows:

                  12.1.1 HSAC is a corporation duly organized, validly existing and in good standing under the laws the State of Delaware and is duly qualified to do business as a foreign corporation in all jurisdictions in which it conducts its business.

                  12.1.2 HSAC's execution, delivery and performance of this Agreement and each of the Other Agreements have been duly authorized by all requisite corporate action, and this Agreement and each of the Other Agreements constitutes a legally valid and binding obligation of HSAC enforceable in accordance with its respective terms, except as may be affected by laws relating to bankruptcy or insolvency or the application by a court of equitable principles.

                  12.1.3 HSAC's execution, delivery and performance of this Agreement and each of the Other Agreements shall not violate, conflict with and/or result in a breach or default under HSAC's Certificate of Incorporation, bylaws or other charter documents, or any judgment, award, decree, agreement or other instrument to which HSAC is a party.

                  12.1.4 No approval, authorization, consent, or order or filing with any court, or governmental or administrative agency or any third party is required in order for HSAC to enter into, deliver and perform this Agreement, each of the Other Agreements and the transactions contemplated herein and therein.

                  12.1.5 HSAC either owns or has properly licensed all rights under patent, copyright, trademark, trade secret and other domestic and foreign intellectual property laws (collectively, "Intellectual Property Laws") that are necessary or required to perform the Full HSAC Services Roll-Out, the HSAC Services and the other services to be performed by HSAC hereunder and under the Network Agreements, including, without limitation, all rights under Intellectual Property Laws relating to any equipment (including, without limitation, the HSAC Network Equipment), software or Content that HSAC shall use or shall provide in connection with the Full HSAC Services Roll-Out, the HSAC Services and the other services to be performed by HSAC hereunder and under the Network Agreements. HSAC's provision and/or operation of the Full HSAC Services Roll-Out, the HSAC Services and the other services to be performed by HSAC hereunder and under the Network Agreements shall not violate or infringe any Intellectual Property Laws or violate or infringe any rights of third parties.

                  12.1.6 To the best of its knowledge, HSAC has taken all actions necessary and appropriate to assure that there shall be no material adverse change to its business or electronic systems or material interruptions in the operation and delivery of HSAC Service as provided in this Agreement (aside from normal data packet delays, distortions, and losses (i) on the Internet backbone, (ii) during transport to the Internet Backbone on telecommunication lines leased from a third party, (iii) or during transport from the customer to HSAC over a coaxial cable or fiber optic line) by reason of the advent of the year 2000, including, without limitation, that all its computer-based systems, embedded microchips and other data processing capabilities have been designed or modified and fully tested in such a manner that such computer-based systems, embedded microchips and other data processing capabilities will not generate any invalid and/or incorrect date-related results or cause any of the problems commonly referred to as "Year 2000 problems" and will, without interruption or manual intervention, continue to operate consistently, predictably and accurately and in accordance with all of the requirements of this Agreement, including without limitation, meeting all specifications and/or functionality and performance requirements, when used during any year prior to, during or after the calendar year 2000. HSAC does not warrant that interruptions in HSAC Service will not occur due to the network or systems failures of other parties, including utilities and phone services, caused by "Year 2000 problems."

             12.2 Each of Vulcan, Charter, and Marcus hereby represents and warrants, severally, but not jointly, and only as to itself, to HSAC as follows:

                  12.2.1 Each of them is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business as a foreign corporation in all jurisdictions in which it conducts its business.

                  12.2.2 Each of their execution, delivery and performance of this Agreement and each of the Other Agreements have been duly authorized by all requisite corporate action, and this Agreement and each of the Other Agreements constitutes a legally valid and binding obligation of each of them enforceable in accordance with its respective terms, except as may be affected by laws relating to bankruptcy or insolvency or the application by a court of equitable principles.

                  12.2.3 Each of their execution, delivery and performance of this Agreement and each of the Other Agreements shall not violate, conflict with and/or result in a breach or default under their respective certificates of incorporation, bylaws or other charter documents, or any judgment, award, decree, agreement or other instrument to which any of them is a party.

                  12.2.4 No approval, authorization, consent, or order or filing with any court, or governmental or administrative agency or any third party is required in order for any of them to enter into, deliver and perform this Agreement, each of the Other Agreements and the transactions contemplated herein and therein.

                  12.2.5 The franchise agreements with the various franchising authorities with jurisdiction over the Committed Systems do not prohibit any of them from offering the HSAC Services directly or through HSAC under this Agreement. Each of them shall bear all costs associated with obtaining any such "data over cable" franchise rights and authorizations (if so needed), pay any franchise taxes related or applicable thereto, and indemnify HSAC with respect to any such costs or taxes, whether or not retroactively assessed.

                  12.2.6 Each of them either owns or has properly licensed all rights under Intellectual Property Laws that are necessary or required for HSAC to utilize such party's trademarks, service marks, or brands and the marketing and promotional materials as permitted hereunder, and HSAC's use of the foregoing shall not violate or infringe any Intellectual Property Laws or intellectual property rights of third parties.

                  12.2.7 To the best of their respective knowledge, they have taken all actions necessary and appropriate to assure that there shall be no material adverse change to their respective business or electronic systems or material interruptions in the operation and delivery of HSAC Services as provided in this Agreement (aside from normal data packet delays, distortions, and losses (i) on the Internet backbone, (ii) during transport to the Internet Backbone on telecommunication lines leased from a third party, (iii) or during transport from the customer to HSAC over a coaxial cable or fiber optic line) by reason of the advent of the year 2000, including, without limitation, that all their respective computer-based systems, embedded microchips and other data processing capabilities have been designed or modified and fully tested in such a manner that such computer-based systems, embedded microchips and other data processing capabilities will not generate any invalid and/or incorrect date-related results or cause any of the problems commonly referred to as "Year 2000 problems" and will, without interruption or manual intervention, continue to operate consistently, predictably and accurately and in accordance with all of the requirements of this Agreement, including without limitation, meeting all specifications and/or functionality and performance requirements, when used during any year prior to, during or after the calendar year 2000. Operator does not warrant that interruptions in HSAC Services will not occur due to the network or systems failures of other parties, including utilities and phone services, caused by "Year 2000 problems.".

         13. INDEMNITY.

             13.1 HSAC will indemnify, defend, and hold harmless Operators and their respective affiliates, agents, successors, assigns, representatives, officers, and directors from and against any liabilities, lawsuits, penalties, claims, demands, awards, judgments, settlements, costs, and expenses (including, without limitation, actual reasonable attorneys' fees and expenses on account thereof) that arise or result from: (i) the breach by HSAC of any of its representations, warranties, or covenants hereunder or under any of the Other Agreements, or (ii) HSAC's operation, management and provision of the HSAC Services, or failure of same, including, without limitation, in any such case any liabilities, lawsuits, penalties, or claims related to defamation, infringement, criminal activities, and fraud, except to the extent that any such liabilities, lawsuits, penalties, claims, demands, awards, judgments, settlements, costs or expenses arise from Operators' operation, management, and maintenance of any Operator's RF Plant.

             13.2 Each of Charter and Marcus (severally and not jointly, and only as to itself) will indemnify, defend, and hold harmless HSAC and its affiliates, agents, successors, assigns, representatives, officers, and directors from and against any liabilities, lawsuits, penalties, claims, demands, awards, judgments, settlements, costs, and expenses (including, without limitation, reasonable attorneys' fees and expenses on account thereof) that arise or result from: (i) the breach by the indemnifying party of any of its representations, warranties or covenants hereunder, or (ii) the indemnifying party's operation, management, and maintenance of the indemnifying party's RF Plant, including, without limitation, in any such case, any liabilities, lawsuits, penalties, or claims related to defamation, infringement, criminal activities, and fraud, except to the extent that any such liabilities, lawsuits, penalties, claims, demands, awards, judgments, settlements, costs or expenses arise from HSAC's operation, management and provision of the HSAC Services.

             13.3 HSAC agrees to indemnify, defend, and hold harmless Operators and their respective affiliates, agents, successors, assigns, representatives, officers, and directors, and each of Charter and Marcus (severally and not jointly, and only as to itself) agrees to indemnify, defend, and hold harmless HSAC and its affiliates, agents, successors, assigns, representatives, officers, and directors, from and against any liabilities, lawsuits, penalties, claims, demands, awards, judgments, settlements, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses on account thereof) that may be made by any third party for injuries, including death to persons, resulting from the indemnifying party's negligent or willful acts or omissions or those of persons employed by the indemnifying party, its agents, or subcontractors. Each party respectively agrees to notify the other parties promptly of any written claims or demands against the indemnified party for which the indemnifying party is deemed responsible hereunder.

         14. LIMITATION OF LIABILITY; INSURANCE.

             14.1 EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS DETAILED IN SECTION 13 ABOVE, IN NO EVENT WILL EITHER PARTY HERETO BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (EVEN IF THAT PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM OR RELATED TO A BREACH OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS.

             14.2 At all times during the Term, HSAC shall maintain (i) appropriate policies of general liability, casualty, and business interruption insurance, each with aggregate coverage of at least two million dollars ($2,000,000); (ii) appropriate workers compensation insurance to cover HSAC's employees against injury to themselves or others and casualty accidents while working on Operators' premises; and (iii) appropriate insurance policies with at least two million dollars ($2,000,000) of coverage per incident covering against claims for intellectual property infringement. All such HSAC insurance policies shall name Operators as additional insured parties.

             14.3 Each of HSAC and Operators acknowledges that the rights granted, and services to be provided to each other hereunder are of a special, unique, unusual, extraordinary, and intellectual character, giving them peculiar value, the loss of which cannot be reasonably or adequately compensated in damages, and that an actual or threatened material breach by either party hereunder would cause the other party irreparable injury and damage. Subject to
Section 9.2.2 off the Content Agreement, each party agrees that, if it commits or is about to commit a material breach of this Agreement, the other party will be entitled to injunctive or other equitable relief as a remedy for any such actual or threatened material breach, without the requirement to post any bond or other security therefor.

         15. MISCELLANEOUS PROVISIONS.

             15.1 OBLIGATIONS TO SURVIVE TERMINATION. The parties recognize and agree that the obligations of the parties hereto under Sections 1, 5, 6, 12, 13, 14, and this Section 15 of this Agreement shall survive the cancellation, termination, or expiration of this Agreement.

             15.2 CLOSING. The closing of this Agreement and the transactions contemplated herein shall take place at such time and place as the parties may agree.

             15.3 NOTICES. All notices, requests, demands, and other communications ("Notices") required or permitted hereunder will be in writing, in English, will refer to this Agreement, and may be delivered personally or by overnight air courier guaranteeing next-day delivery, or sent by certified or registered mail, return receipt requested, or by facsimile to such party at its address set forth below (or such other address as may be designated by notice given in accordance with this Section). The date of personal delivery or facsimile, the next day if by express delivery, or the date five (5) days after certified or registered mailing will be deemed the date on which such Notice is effective. Notices will be sent to each party at the following addresses:

If to HSAC:                         High Speed Access Corp.
                                    1000 West Ormsby Ave., Suite 210
                                    Louisville, KY 40210
                                    Attn:   John G. Hundley, Esq.
                                            General Counsel (fax: 502-515-3101)

With a copy to:                     Patrick Mattingly, Esq.
                                    Wyatt Tarrant & Combs
                                    2800 Citizens Plaza
                                    Louisville, KY 40202 (fax: 502-589-0309)

If to Vulcan:                       Vulcan Ventures, Incorporated
                                    110 110th Avenue NE
                                    Bellevue, WA 98004
                                    Attn:  William D. Savoy (fax: 425-453-1985)

With a copy to:                     Irell & Manella, LLP
                                    1800 Avenue of the Stars
                                    Los Angeles, California 90067
                                    Attn: Alvin Segel, Esq. (fax: 310-203-7199)

If to Charter:                      Charter Communications, Inc.
                                    12444 Powerscourt Ave., Suite 400
                                    St. Louis, MO 63131
                                    Attn: Steven Silva (fax:  314-965-8793)

With a copy to:                     Curtis S. Shaw, Esq. (fax:  314-965-8793)
                                    12444 Powerscourt Ave., Suite 400
                                    St. Louis, MO 63131

If to Marcus:                       Marcus Cable, Inc.
                                    2911 Turtle Creek Blvd., Suite 1300
                                    Dallas, TX 75219
                                    Attn:  Steven Silva  (314-965-8793)

With a copy to:                     Curtis S. Shaw, Esq. (fax:  314-965-8793)
                                    12444 Powerscourt Ave., Suite 400
                                    St. Louis, MO 63131

         15.4 ASSIGNMENT. Except as set forth below, HSAC shall not have the right to assign this Agreement to any person or entity without the prior written consent of Operators, except it may without Operator's consent assign its rights, but not its obligations, to a subsidiary of HSAC, provided that no such assignment will relieve HSAC of liability for its obligations hereunder. Any Operator may assign this Agreement to any person or entity, and this Agreement shall be binding and inure to the benefit of such Operator's successors and assigns. Vulcan may assign its rights in the Class A Warrants and Class B

Warrants only to the extent permitted in the Class A Warrant or Class B Warrant (as applicable). Each party shall be permitted to assign this Agreement and grant a security interest in its contract rights and tangible/intangible property interests (including the HSAC Network Equipment and Home Equipment Packages owned by such party) arising under this Agreement, the Network Agreements and Other Agreements for purposes of securing financing from its commercial lender(s). However, as a condition to doing so, HSAC shall be obligated to obtain non-disturbance agreements in form and substance satisfactory to Operators from each such lender under which such lender agrees that, notwithstanding such lender's exercise of its rights as a secured creditor, such lender and its assigns shall not disturb, affect, or interfere with HSAC's provision of the HSAC Services hereunder. All assignments in contravention of this Section 15.4 shall be null and void and of no force or effect. Either party shall provide the other party with thirty (30) days prior written notice of any permitted assignment hereunder.

             15.5 AMENDMENT AND WAIVER. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of all of the parties unless otherwise expressly permitted in this Agreement, and any written waiver by any party of any breach of any term or condition shall not be deemed to be a waiver of any subsequent or other breach, term or condition of this Agreement.

             15.6 CONFIDENTIAL INFORMATION.

                  15.6.1 Each party agrees that it shall not, during or for a period of five (5) years after the Term of this Agreement, permit the duplication, use, or disclosure of any Confidential Information to any person (other than an employee, agent, or representative of the other party who must have such information for the performance of its obligation hereunder), unless such duplication, use or disclosure is specifically authorized by the other party in writing. Each party shall (i) not disclose any Confidential Information to any third person without the express written consent of the other party; (ii) not use, directly, indirectly, or in concert with any other person, any Confidential Information for any purpose other than the performance of their obligations under this Agreement; (iii) use reasonable diligence, and in no event less than that degree of care which such party uses in respect to its own Confidential Information of like nature, to prevent the unauthorized disclosure or reproduction of such information. Without limiting the generality of the foregoing, to the extent that this Agreement permits the copying of Confidential Information, all such copies shall bear the same confidentiality notices, legends, and intellectual property rights designations that appear in the original versions.

                  15.6.2 The confidentiality obligations set forth in Section
15.6.1 shall not be applicable to Confidential Information which is in the public domain; information known to the recipient party as of the date of this Agreement as indicated by the recipient's written records, unless the recipient party agreed to keep such information in confidence at the time of its receipt; information properly obtained hereafter from a source who is not under an obligation of confidentiality with respect to such information; information that is independently developed by the receiving party through persons who have not had, either directly or indirectly, access or knowledge of such Confidential Information which can be verified by independent evidence; or information that that the receiving party is obligated to be produced by law, provided that any party that is so ordered to produce Confidential Information shall give notice thereof to the other party and cooperate reasonably with any attempt by the notified party to enjoin its disclosure.

                   15.6.3 Apart from HSAC's obligations to Operators under this
Section 15 concerning confidentiality, HSAC shall have no obligation to delete or destroy Operator's information, including Operator's Customer Lists or other Data Subscriber listings, from its computer systems or backup and archival libraries until such time as HSAC's regular procedures for elimination of such data would normally delete or destroy such information. Following a Data Subscriber disconnect, an Operator may require the elimination of its data maintained within HSAC's backup and archival libraries prior to the time the data would normally be deleted or destroyed by HSAC, and such Operator shall pay for reasonable expenses associated with the early deletion or destruction of all such data.

             15.7 NO JOINT VENTURE OR PARTNERSHIP. Nothing contained herein shall be deemed to create a relationship of joint venture, associates, principal and agent or partnership between or among the parties hereto and no party shall hold itself out to the contrary. Each party is acting as principal hereunder and is responsible for their own income tax consequences.

             15.8 SECTION HEADINGS. The section headings contained in this Agreement are inserted as a matter of convenience and shall not affect in any way the construction of the terms of this Agreement.

             15.9 GOVERNING LAW. This Agreement and the rights and obligation of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware (without reference to any conflicts of law rules) applicable to contracts entered into and fully performed therein.

             15.10 EQUAL CONSTRUCTION. This Agreement is negotiated and drafted by parties equally represented by counsel and no clause or provision herein should be construed as having been drafted other than equally by both parties.

             15.11 [Intentionally Omitted]

             15.12 ATTORNEY'S FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or any other agreements contemplated herein, each party shall pay its own fees, costs, and disbursements in connection therewith.

             15.13 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions.

             15.14 COUNTERPARTS. This Agreement may be executed in two or more counterparts, any of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement. This Agreement may be executed and delivered by facsimile.

             15.15 RIGHTS AND REMEDIES CUMULATIVE. The rights and remedies provided by this Agreement and Annexes hereto are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

             15.16 FURTHER ASSURANCES. Each party hereto agrees to execute such additional documents and schedules and take such other actions as the other party or parties may reasonable request to consummate the transactions contemplated by this Agreement and otherwise as may be necessary to effectively carry out the terms and provisions of this Agreement.

             15.17 PRESS RELEASES. Except as required by law, none of the parties shall issue any public statements or press releases pertaining to the transactions contemplated hereby without the consent of the other parties hereto.

             15.18 INCORPORATION BY REFERENCE OF ANNEXES; ENTIRE AGREEMENT. This Agreement and the Annexes hereto set forth the entire agreement between the parties hereto and any parties who have in the past or who are now representing either of the parties hereto. This Agreement supersedes all prior oral or written understandings and communications between the parties and no other oral or written representations shall apply.

              [The rest of this page is left intentionally blank.]

         IN WITNESS WHEREOF, Vulcan, Marcus, Charter, and HSAC have each caused this Agreement to be executed by a duly authorized officer effective as of the day and year set forth in the preamble hereto.

VULCAN VENTURES, INCORPORATED


By:     /s/ William D. Savoy
      ------------------------------
Name:   William D. Savoy
      ------------------------------
Title:  Vice President
      ------------------------------
Date:
      ------------------------------

CHARTER COMMUNICATIONS, INC.


By:     /s/ Curtis S. Shaw
      ------------------------------
Name:   Curtis S. Shaw
      ------------------------------
Title:  Senior Vice President
      ------------------------------
Date:
      ------------------------------

MARCUS CABLE, INC.

By:     /s/ Curtis S. Shaw
      ------------------------------
Name:   Curtis S. Shaw
      ------------------------------
Title:  Senior Vice President
      ------------------------------
Date:
      ------------------------------

HIGH SPEED ACCESS CORP.

By:     /s/ Robert S. Saunders
      ------------------------------
Name:   Robert S. Saunders
      ------------------------------
Title:  Vice Chairman
      ------------------------------
Date:
      ------------------------------